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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2004 (October 14, 2004)

Huntsman LLC
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	333-112279 (Commission File Number)	87-0533091 (IRS Employer Identification No.)
500 Huntsman Way Salt Lake City, Utah (Address of principal executive offices)		84108 (Zip Code)

Registrant's telephone number, including area code: (801) 584-5700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        The disclosure set forth below under Item 2.03., "Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant," is hereby incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

        The disclosure set forth below under Item 2.03., "Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant," is hereby incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On October 14, 2004, Huntsman LLC (the "Company") completed a $1.065 billion refinancing of its senior secured credit facilities. The new credit facilities consist of a $350 million revolving facility due 2009, with an outstanding balance on October 14, 2004 of $105 million, and a $715 million term loan B facility due 2010. The revolving facility is secured by a first priority lien on substantially all of the current and intangible assets of the Company and its restricted domestic subsidiaries and by a second priority lien on substantially all of the property, plant and equipment of the Company and its restricted domestic subsidiaries and the Company's equity interest in Huntsman International Holdings LLC. The term loan B facility is secured by a first priority lien on substantially all of the property, plant and equipment of the Company and its restricted domestic subsidiaries and the Company's equity interest in Huntsman International Holdings LLC and by a second priority lien on substantially all of the current and intangible assets of the Company and its restricted domestic subsidiaries.

        Borrowings under the new revolving facility will be limited by a borrowing base consisting of eligible accounts receivable and inventory. The new term loan B facility has scheduled annual amortization payments of approximately $7 million, with the remaining balance due at maturity. The new revolving facility and new term loan B facility bear interest at LIBOR plus 2.25% per annum and LIBOR plus 3.50% per annum, respectively. The revolving credit and term loan agreements contain customary financial covenants, events of default and acceleration provisions.

        Proceeds of the refinancing were used to repay in full the Company's outstanding borrowings under its previous senior secured credit facilities. As of October 14, 2004, the Company's previous credit facilities consisted of a $275 million revolving credit facility due 2006, with an outstanding balance of $98.8, and a $606.3 million term loan A facility and a $96.1 million term loan B facility, both due 2007. As of October 14, 2004, borrowings under the previous revolving credit facility bore interest at LIBOR plus 3.50% per annum, borrowings under the term loan A facility bore interest at LIBOR plus 4.00% per annum and borrowings under the term loan B facility bore interest at LIBOR 9.75% per annum.

        In connection with the refinancing, the Company entered into (i) a revolving credit agreement with Deutsche Bank Trust Company Americas ("Deutsche Bank"), as administrative agent and collateral agent, and the financial institutions signatory thereto, (ii) a credit agreement with Deutsche Bank, as administrative agent, and the financial institutions party thereto and (iii) related documents, including security documents, with Deutsche Bank, all dated as of October 14, 2004. Deutsche Bank also serves as administrative agent for the senior secured credit facilities of the Company's indirect consolidated subsidiary Huntsman International LLC (the "HI Credit Facilities"). In addition, some of the financial institutions party to these agreements may be parties to the HI Credit Facilities.

        Also in connection with the refinancing, the Company terminated (i) the amended and restated credit agreement, as amended, dated as of September 30, 2002, with Deutsche Bank, as administrative agent, and the financial institutions party thereto, (ii) the revolving credit agreement, as amended, dated as of September 30, 2002, with Deutsche Bank, as administrative agent, and the financial institutions party thereto and (iii) the related documents, including security documents, with Deutsche Bank.

        The Company intends to file the new revolving credit and term loan agreements and related documents as exhibits to its Quarterly Report on Form 10-Q for the period ended September 30, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN LLC
/s/ JOHN R. HESKETT JOHN R. HESKETT Vice President, Corporate Development and Investor Relations

Dated: October 14, 2004

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 1.02. Termination of a Material Definitive Agreement.
  Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES